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                                                                     EXHIBIT 8.4

                     [APPLEBY SPURLING & KEMPE LETTERHEAD]

                                                                  23 August 2000

TRENWICK GROUP LTD.
Continental Building
25 Church Street
Hamilton HM 12
Bermuda

Ladies and Gentlemen:

TRENWICK GROUP LTD.

We have acted as legal counsel in Bermuda to Trenwick Group Ltd., a company organised under the laws of Bermuda (the "Company") and this opinion as to Bermuda law is addressed to you in connection with the registration under the Securities Act of 1933, as amended, of the United States (the "Securities Act"), by the Company of the Company's (i) 36,743,467 common shares, US$0.10 per share (the "Shares"), and (ii) related Series A First Preference Share Purchase Rights (the "Rights") (collectively, the "Securities"), issuable in connection with the transactions contemplated by the Business Combination Agreement (as defined below). The documents include:

 (i) The Amended and Restated Agreement, Schemes of Arrangement and Plan of Reorganization, dated as of 20 March 2000 and amended as of 28 June 2000 (the "Business Combination Agreement"), by and among LaSalle Re Holdings Limited ("LaSalle Re Holdings"), LaSalle Re Limited ("LaSalle Re"), Trenwick Group Inc. ("Trenwick") and the Company (formerly known as Gowin Holdings International Limited).

 (ii) The Joint Proxy Statement/Prospectus dated 22 August 2000 (the "Joint Proxy Statement/Prospectus") of Trenwick, LaSalle Re Holdings and LaSalle Re as filed with the Securities and Exchange Commission, Washington D.C. (the "SEC").

(iii) The registration statement on Form S-4 of the Company relating to the Securities to be filed with the SEC (the "Registration Statement").

      (The Business Combination Agreement, the Joint Proxy Statement/Prospectus and the Registration Statement are hereinafter collectively referred to as the "Subject Agreements".)

For the purposes of this opinion we have examined and relied upon the documents listed in the Schedule to this opinion (the "Documents"). Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Joint Proxy Statement/Prospectus.

ASSUMPTIONS

In stating our opinion we have assumed:

(a) the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b) the genuineness of all signatures on the Documents;
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(c) The authority, capacity and power of each of the persons signing the
    Documents (other than the Company in respect of the Subject Agreements);

(d) that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(e) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Subject Agreements or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Subject Agreements is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction; and

(f) that the Subject Agreements when filed, will be in a form which does not differ in any material respect from the drafts which we have examined for the purposes of this opinion.

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that the statements in the Registration Statement under the headings "Taxation of the Transactions -- Bermuda", "Taxation of Shareholders of Trenwick Group
Ltd. -- Bermuda", "Trenwick Group Ltd. after Completion of the Transactions", "Description of Trenwick Group Ltd. Share Capital" and "Comparison of Rights of Trenwick Stockholders, Trenwick Group Ltd. Shareholders and LaSalle Shareholders", insofar as such statements constitute a summary of the Bermuda law or Bermuda legal conclusions referred to therein, are accurate in all material aspects and fairly present the information with respect to such Bermuda legal matters and conclusions and fairly summarise the Bermuda legal matters referred to therein.

RESERVATIONS

We have the following reservations:

(a) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b) Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(c) We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Subject Agreements by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

DISCLOSURE

This opinion is addressed to you in connection with the registration of the Shares and the Rights with the SEC and is not to be made available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company.

We also consent to the reference to our Firm under the captions "Material Income Tax Consequences of the Transactions" and "Legal Matters" in the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement.

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor

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filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully,

/s/ APPLEBY SPURLING & KEMPE
---------------------------------------------------------
      Appleby Spurling & Kempe

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                                    SCHEDULE

1. A copy of the Business Combination Agreement.

2. A copy of the Joint Proxy Statement/Prospectus.

3. A copy of the Registration Statement.

4. Originals of the Certificate of Incorporation, the Memorandum of Association, the Certificate of Incorporation on Change of Name and the revised Bye-laws (adopted 22 March 2000) for the Company (collectively referred to as the "Constitutional Documents").

5. A Certificate of Compliance, dated [20 July 2000/11 August 2000] issued by the Ministry of Finance in respect of the Company.

6. The original "Foreign Exchange Letter", dated 14 December 1999, issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

7. The original "Tax Assurance Letter", dated 13 January 2000, issued by the Registrar of

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